Exhibit 99.1

CB&I Appoints Michael S. Taff as Chief Financial Officer
THE WOODLANDS, Texas - March 12, 2015 - CB&I (NYSE: CBI) today announced it has appointed Michael S. Taff as Executive Vice President and Chief Financial Officer, effective April 1, 2015. Mr. Taff will succeed Ronald A. Ballschmiede, who is retiring.
Mr. Taff has more than 30 years of financial and global industry experience. He joins CB&I from Flowserve Corporation where he served as Senior Vice President and Chief Financial Officer. He previously served as Senior Vice President and Chief Financial Officer for McDermott International Inc., and also for The Babcock and Wilcox Company following its spin-off from McDermott.
Mr. Taff also has held finance leadership roles at HMT, Inc., Philip Services Corporation and British Petroleum Oil Company. He spent nine years in public accounting at Price Waterhouse, has a bachelor of business administration degree in accounting from Stephen F. Austin State University and is a certified public accountant.
“Mike has extensive experience leading corporate financial organizations. His breadth of knowledge, particularly within our industry, makes him an ideal addition to CB&I’s executive management team, and we are confident he will help the company continue to drive shareholder value,” said Philip K. Asherman, CB&I’s President and Chief Executive Officer. “I thank Ron for his service to CB&I and wish him the best in the future.”
Westley S. Stockton, Vice President, Controller and Chief Accounting Officer, will assume interim responsibility for the company’s operational finance functions until April. Mr. Stockton joined CB&I in 2002 and has served in his current role since August 2008. Prior to his current role, he held various positions of increasing responsibility within the company’s finance organization.
About CB&I
CB&I (NYSE:CBI) is the most complete energy infrastructure focused company in the world and a major provider of government services. With 125 years of experience and the expertise of approximately 54,000 employees, CB&I provides reliable solutions while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.cbi.com.
Important Information For Investors And Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might" or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and "Forward-Looking Statements" described under "Risk Factors" in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2014, and any updates to those risk factors or "Forward-Looking Statements" included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.